INVESTOR CONTACT:

Dana P. Sidur
dsidur@alpine-group.com
201-549-4400

The Alpine Group, Inc. Announces Intent to Repurchase up to 6 Million Shares of Its Common Stock through a Modified “Dutch Auction” Tender Offer

EAST RUTHERFORD, N.J., March 1, 2006 — The Alpine Group, Inc. (OTC:APNI.OB) today announced that it will commence a modified “Dutch Auction” tender offer to purchase up to 6 million shares of its common stock at a price per share not less than $3.00 and not greater than $3.50. The tender offer is expected to begin on March 1, 2006, and to expire on April 3, 2006, unless extended. Alpine will purchase up to 6 million common shares in the offer (representing approximately 36.3% of Alpine’s outstanding common shares and 22.3% of Alpine’s outstanding common shares assuming conversion of all of Alpine’s outstanding Series A preferred stock). Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to that time.

On the terms and subject to the conditions of the tender offer, Alpine’s stockholders will have the opportunity to tender some or all of their shares at a price within the $3.00 to $3.50 per share range. Based on the number of shares tendered and the prices specified by the tendering stockholders, Alpine will determine the lowest per-share price within the range that will enable it to buy 6 million shares, or such lesser number of shares that are tendered and not withdrawn. All shares accepted in the tender offer will be purchased at the same price per share even if the stockholder tendered at a lower price. If stockholders tender more than 6 million shares at or below the purchase price per share, Alpine will purchase the shares tendered at or below the determined purchase price by those stockholders, subject to proration and certain other factors.

The tender offer is not contingent upon any minimum number of shares being tendered. The tender offer is, however, subject to a number of other terms and conditions.

Alpine’s board of directors has approved the tender offer because it believes that the modified “Dutch Auction” tender offer is a prudent use of Alpine’s financial resources given its current liquidity and prospective capital requirements.

Alpine believes that the modified “Dutch Auction” tender offer provides a mechanism to provide stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. In addition, stockholders who do not participate in the offer will automatically increase their relative percentage ownership interest in Alpine and its future operations at no additional cost to them.

None of Alpine, its board of directors, the depositary or the information agent is making any recommendations to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Alpine.

Certain of Alpine’s directors and executive officers have advised Alpine that they intend to tender up to an aggregate of approximately 1.5 million of their shares in the tender offer.

MacKenzie Partners, Inc. is the information agent for the Offer. The Offer to Purchase, a letter of transmittal and related documents will be mailed shortly to stockholders of record and also will be made available for distribution to beneficial owners of Alpine’s common stock. For questions and information, please call the information agent at (212) 929-5500 or (800) 322-2885.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF THE

ALPINE GROUP, INC. COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT ALPINE WILL SHORTLY BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO,” THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT ALPINE WILL SHORTLY BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE TENDER OFFER AT 105 MADISON AVENUE, NEW YORK, NEW YORK 10016 OR CALLING (212) 929 5500 OR (800) 322-2885. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

This press release, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

Stockholders should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: uncertainties related to Alpine’s ability to implement Alpine’s business strategy; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in Alpine’s filings with the SEC. All forward-looking statements are effective only as of the date they are made and Alpine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

These risks and uncertainties include risks related to Alpine’s businesses as well as the factors relating to the transactions discussed in Alpine’s offer to purchase. Stockholders should not place undue reliance on the forward-looking statements, which speak only as to the date of the offer to purchase or the date of documents incorporated by reference.

About Alpine

Alpine is a holding company which over the past several years has owned controlling equity interests in industrial businesses which have been operated as subsidiaries. Alpine currently owns 100% of Essex Electric Inc., which is engaged in plastic resin compounding and copper scrap reclamation, and 46% of Superior Cables Ltd., the largest Israeli based producer of wire and cable products.